SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2005

NBC Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Mississippi	1-15773	64-0694775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Main Street

Starkville, MS 39759

(Address of Principal Executive Offices and Zip Code)

(662) 343-1341

(Registrant’s telephone number, including area code)

NBC Plaza

301 East Main Street

Starkville, MS 39759

(Former Address of Principal Executive Offices, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

(a) On December 16, 2005, NBC Capital Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), entered into a Revolving Credit Agreement, as Borrower, with SunTrust Bank, as Lender (the “Revolving Credit Agreement”), attached hereto as Exhibit 99.1. Under the Revolving Credit Agreement, during the availability period commencing December 16, 2005 and expiring December 16, 2007, the Company may use the proceeds of revolving loans not to exceed $30,000,000 to finance acquisitions of wholly-owned subsidiaries and for other general corporate purposes of the Company and its subsidiaries, provided that revolving loans used for any purpose other than acquisitions shall not exceed $15,000,000 in the aggregate amount at any time outstanding.

The Company will at its option, pay interest on each borrowing under the Revolving Credit Agreement, at either the Base Rate of SunTrust Bank in effect from time to time or at LIBOR for the applicable interest period in effect for such borrowing, plus 1.25% per annum.

The Company also agreed to pay to the Lender a commitment fee, which shall accrue at 0.10% per annum on the daily amount of the unused revolving commitment during the availability period commencing December 16, 2005 and expiring December 16, 2007.

During the availability period, the Company shall be entitled to borrow, prepay and reborrow revolving loans in accordance with the terms and conditions of the Revolving Credit Agreement. Otherwise, the Company must pay the revolving loans by December 16, 2007, unless earlier terminated or accelerated.

Borrowings under the Revolving Credit Agreement are conditioned on the Company’s ability to make certain representations and warranties. The Revolving Credit Agreement contains customary affirmative and negative covenants, including limitations on indebtedness; limitations on creation of certain liens and encumbrances; limitations on fundamental changes, including with respect to mergers, consolidations, or changes in lines of business; limitations on certain payments while any default is continuing; and limitations on certain hedging agreements outside the ordinary course of business. In addition, the agreement contains financial covenants for the Company, including with respect to maintaining certain specified percentages of return on average total assets, nonperforming assets, and allowance for loan and lease losses, as well as certain specified equity and capital ratios.

The Revolving Credit Agreement also contains events of default customary for agreements of this type, including, among other things, payment and covenant breaches; insolvencies of the Company and certain subsidiaries; change of control; certain subsidiaries cease to be insured by the FDIC; or the FDIC or other regulatory authority takes disciplinary or remedial action against the Company or certain of its subsidiaries. If an event of default occurs, the Lender may terminate the Revolving Credit Agreement, declare the obligations outstanding under the agreement to be immediately due and payable, and exercise any remedies in any of the other agreements entered into in connection with the Revolving Credit Agreement (including the Pledge Agreement discussed below), and may terminate its obligation to make loans under the agreement.

On December 16, 2005 the Company also entered into a Pledge Agreement, as pledgor, with SunTrust Bank, as secured party (the “Pledge Agreement”), attached hereto as Exhibit 99.2 to secure repayment of all Company obligations under the Revolving Credit Agreement. Under the Pledge Agreement the Company has initially pledged 605,000 of the 1,200,000 outstanding shares of capital stock of the Company’s wholly owned subsidiary, Cadence Bank, N.A. (“Cadence”) and covenanted to pledge shares of Cadence having a book value of not less than $75,000,000 at all times during the availability period.

The above description of the Revolving Credit Agreement and the Pledge Agreement is a summary and is qualified in its entirety by the Revolving Credit Agreement and the Pledge Agreement, copies of which are attached as exhibits to this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) The information set forth above and referenced under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)	The following items are filed as exhibits to this report:

99.1	Revolving Credit Agreement between NBC Capital Corporation and SunTrust Bank dated December 16, 2005.

99.2	Pledge Agreement between NBC Capital Corporation and SunTrust Bank dated December 16, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NBC CAPITAL CORPORATION
(Registrant)

Date: December 16, 2005	/s/ Richard T. Haston
Richard T. Haston
Executive Vice President; Chief Financial Officer; Treasurer

Index to Exhibits

Exhibit No.	Description
99.1	Revolving Credit Agreement between NBC Capital Corporation and SunTrust Bank dated December 16, 2005.

99.2	Pledge Agreement between NBC Capital Corporation and SunTrust Bank dated December 16, 2005.